UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 28, 2004

APPLICA INCORPORATED

(Exact name of Registrant as specified in its charter)

Commission File Number 1-10177

Florida	59-1028301

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5980 Miami Lakes Drive, Miami Lakes, Florida	33014

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 362-2611

Item 5. Other Events and Required FD Disclosure.

     On July 28, 2004, Applica Incorporated issued a press release announcing that it has sold its Chinese manufacturing operations through a sale of all of the outstanding shares of Applica Durable Manufacturing Limited to an affiliate of Elec-Tech International Co., Ltd., a leading Chinese manufacturer of kitchen appliances. Applica does not expect to realize a material gain or loss from the sale. As part of the transaction, Applica has entered into a long-term supply arrangement with Elec-Tech.

     Additionally, as a result of the decision to exit its Chinese manufacturing operations, Applica announced that it has changed its position with regard to permanently investing certain previously undistributed foreign earnings outside of the United States and estimates that there will be an additional tax charge in the second quarter of approximately $24.0 million ($1.00 per share), which reflects the U.S. taxes on those earnings. Management believes that the cash impact of these taxes in 2004 will be less than $2.0 million as the result of the use of NOLs and foreign tax credits.

     Applica also announced that it has made a preliminary assessment of its existing goodwill for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets”. Management’s current estimate of the impairment is $62.8 million ($46.4 million after tax). The non-cash expense will be reported as an impairment of goodwill and will reduce reported earnings by $1.93 per share for the second quarter.

     In view of these corporate events, the Company is re-evaluating its tax strategies and its ability to realize deferred tax assets of approximately $64.0 million as of March 31, 2004.

     A copy of the press release is attached as Exhibit 99.1 to this report.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 28, 2004	Applica Incorporated
	By:	/s/ Terry Polistina
Terry Polistina, Senior Vice President and
Chief Financial Officer of Applica Incorporated

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Exhibit Index

Exhibit No.	Description
99.1	Applica Incorporated Press Release dated July 28, 2004

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